EXHIBIT 10.3

FIRST AMENDMENT TO

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment dated as of February 23, 2006 (“Amendment”) is an amendment to the Amended and Restated Executive Employment Agreement dated September 21, 2004 (“Agreement”) by and between Omega Protein Corporation, a Nevada corporation with its principal place of business at 2101 CityWest Blvd, Bldg. 3, Suite 500, Houston, Texas 77042 (the “Company”), and Joseph L. von Rosenberg III (the “Executive”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Agreement.

W I T N E S S E T H:

WHEREAS, the Company desires to amend the Agreement with the Executive as set forth herein and the Executive desires to amend the Agreement with the Company as set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	The following Section 2.3 is added to the Agreement:

Section 2.3 During the Executive’s period of employment under this Agreement, the Executive will be nominated to be a member of the Board of Directors of the Company with respect to each meeting, or consent in lieu of meeting, of stockholders of the Company at which (a) Class III directors are to be elected if the Board of Directors is divided into classes, or (b) directors are to be elected if the Board of Directors is not divided into classes. If the Board of Directors creates an Executive Committee of the Board during the Executive’s period of employment under this Agreement, the Executive will be nominated and elected to be a member of that Executive Committee.

2.	Section 5.5 of the Agreement is hereby amended by adding subsections 5.5 (v) and (vi) which read as follows:

(v) The Executive is not re-nominated or re-elected to the Company’s Board of Directors at each meeting (or consent in lieu of meeting) of stockholders of the Company at which (a) Class III directors are to be elected if the Board of Directors is divided into classes, or (b) directors are to be elected if the Board of Directors is not divided in classes; provided, however, that the Executive voluntarily terminates his employment for Good Reason hereunder within one (1) year after the date of the non-nomination or non re-election, as applicable;

(vi) If the Company’s Board of Directors creates an Executive Committee, and the Executive is not nominated or elected to the Executive Committee; provided, however, that the Executive voluntarily terminates his employment for Good Reason hereunder within one (1) year after the date of the non-nomination or non re-election, as applicable;

3.	The previous subsections 5.5 (v) and (vi) in the Agreement are renumbered as subsections 5.5(vii) and (viii), respectively.

4.	All other terms and provisions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment as of the date first written above.

OMEGA PROTEIN CORPORATION

By:	/s/ John D. Held
John D. Held
Executive Vice President and General Counsel

“EXECUTIVE”

By:	/s/ Joseph L. von Rosenberg III
Joseph L. von Rosenberg III